Exhibit 99.1


        BPI Industries to Commence Trading on the Amex; Trading Starts on
               December 13, 2005 Using New Amex Ticker Symbol BPG


     CLEVELAND--(BUSINESS WIRE)--Dec. 12, 2005--BPI Industries Inc. (BPI) (TSX VENTURE:BPR), an independent energy company engaged in the exploration, development and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced that its common stock will begin trading on the Amex under the new ticker symbol BPG when the market opens on Tuesday, December 13, 2005. J. Streicher & Company has been selected as the company's specialist firm. The common stock of BPI Industries will be quoted in U.S. dollars on the Amex.
     "We have been working diligently to improve the visibility of our company and communicate our strategy for creating shareholder value," said BPI President and Chief Executive Officer James G. Azlein. "Commencing trading on the Amex is an important milestone."
     The company has been informed by the TSX Venture Exchange that its previously announced application for de-listing from that exchange has been accepted and is effective at the close of business Tuesday, December 13, 2005.
     To be added to BPI Industries' e-mail distribution list, please click on the link below:
http://www.clearperspectivegroup.com/clearsite/bpi/emailoptin.html

     About BPI Industries Inc.

     BPI Industries Inc. (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin at 418,435 acres.
     This press release is not an offer to sell or the solicitation of an offer to buy any of BPI's securities in any jurisdiction. Any such offer or solicitation will be made only in accordance with the requirements of the Securities Act of 1933, as amended. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
     Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from the Company's expectations include: (1) inability to obtain financing to fund its current plan of operations; (2) failure of wells drilled by BPI to be commercially productive; (3) unexpected drilling conditions; (4) inability to obtain drilling equipment; (5) inability to maintain acreage rights in the Illinois Basin or to avoid disputes over the extent of its property rights; and
(6) an unexpected decline in natural gas prices. Any forward-looking statements made by the Company in this press release or elsewhere are based on currently available information and speak only as of the date hereof and thereof. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no duty to update these forward-looking statements due to new information or as a result of future events.
     News releases and other information on the company are available on the Internet at: http://www.bpi-industries.com .


    CONTACT: BPI Investor Relations
             Clear Perspective Group, LLC
             Matthew J. Dennis, 440-353-0552